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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                     CONTACT:  LES VAN DYKE
                                                    DIRECTOR, INVESTOR RELATIONS
                                                                  (281) 492-5370

                    DIAMOND OFFSHORE DRILLING, INC. ANNOUNCES
                  CLOSING OF $250 MILLION SENIOR NOTE OFFERING

Houston, Texas, June 14, 2005 -- Diamond Offshore Drilling, Inc. (NYSE:DO) today announced the completion of the offering of $250 million principal amount of the Company's 4.875% senior unsecured notes due July 1, 2015. The transaction resulted in net proceeds to Diamond Offshore of approximately $247.7 million.

The notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Diamond Offshore provides contract drilling services to the energy industry around the globe and is a leader in deepwater drilling. The Company's fleet of 44 offshore drilling rigs consists of 29 semisubmersibles, 14 jack-ups and one drillship.